As Filed with the Securities and Exchange Commission on September 19, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3038428

(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip code)
Options Granted Under the Optium Corporation
2000 Stock Incentive Plan and Assumed by
Finisar Corporation;
Options and Restricted Stock Units Granted
Under the Optium Corporation 2006 Stock
Option and Incentive Plan and Assumed by
Finisar Corporation;
Warrants to Purchase Common Stock Assumed
                     by Finisar Corporation
(Full title of the plan)
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (408) 548-1000.
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
Securities to be	Amount to be	offering price	aggregate	Amount of
registered[1]	registered[2]	per share[3]	offering price[3]	registration fee
Assumed Options under the Optium Corporation 2000 Stock Incentive Plan[4]
Common Stock	9,921,165	$.81	$8,036,144	$315.82
Par Value $0.001
Assumed Options Under the Optium Corporation 2006 Stock Option and Incentive Plan[5]
Common Stock	5,031,139	$2.49	$12,527,536	$492.33
Par Value $0.001
Assumed Restricted Stock Units Granted Under the Optium Corporation 2006 Stock Option and Incentive Plan[6]
Common Stock	1,947,509	$1.04	$2,025,409	$79.60
Par Value $0.001
Assumed Warrants to Purchase Common Stock[7]
Common Stock	303,686	$0.10	$30,369	$1.19
Par Value $0.001
TOTALS	17,203,499		$22,619,458	$888.94

[1]	The securities to be registered include options and rights to acquire Common Stock.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares subject to outstanding but unexercised options under the Optium Corporation 2000 Stock Incentive Plan and the Optium Corporation 2006 Stock Option and Incentive Plan, the price is computed on the basis of the weighted average exercise price of the options. As to the shares subject to outstanding restricted stock units under the Optium Corporation 2006 Stock Option and Incentive Plan, the price is based upon the average of the high and low prices of the registrant’s common stock on September 17, 2008, as reported on the NASDAQ Global Select Market. As to shares subject to outstanding but unexercised warrants, the price is computed on the basis of the price at which the warrants may be exercised.

[4]	Represents shares of common stock subject to issuance upon the exercise of options outstanding under the Optium Corporation 2000 Stock Incentive Plan and assumed by the registrant pursuant to the Agreement and Plan of Merger, dated May 15, 2008, by and among the registrant, Fig Combination Corporation, a wholly-owned subsidiary of the registrant, and Optium Corporation (the “Merger Agreement”).

[5]	Represents shares of common stock subject to issuance upon the exercise of options outstanding under the Optium Corporation 2006 Stock Option and Incentive Plan and assumed by the registrant pursuant to the Merger Agreement.

[6]	Represents shares of common stock subject to issuance upon the settlement of restricted stock units outstanding under the Optium Corporation 2006 Stock Option and Incentive Plan and assumed by the registrant pursuant to the Merger Agreement.

[7]	Represents shares of common stock subject to issuance upon the exercise of warrants outstanding and assumed by the registrant pursuant to the Merger Agreement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Finisar Corporation (the “Registrant”) hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
          (a) The Registrant’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s latest fiscal year ended April 30, 2008, as filed with the Commission on June 30, 2008.
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s annual report referred to in (a) above.
          (c) The Registrant’s Registration Statement on Form 8-A filed with the Commission on November 8, 1999 pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
          Inapplicable.
Item 6. Indemnification of Directors and Officers
          Section 102(b) of the General Corporation Law of the State of Delaware authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.
          Section 145 of the General Corporation Law of the State of Delaware permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.
          Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
          The Registrant’s executive Chairman of the Board, its former Chief Technical Officer and its Senior Vice President—Finance and Chief Financial Officer have been named as defendants in a securities class action lawsuit filed against the Registrant and an underwriter in the Registrant’s initial public offering in November 1999 and a secondary offering in April 2000. Although the parties reached an agreement in principle with respect to the settlement of the litigation, before final court approval of the settlement, the United States Court of Appeals vacated the class certification of the plaintiff’s claims against the underwriters in related test cases, and the proposed settlement was thereafter withdrawn. Should the litigation proceed, these officers are likely to assert claims for indemnification. Certain current or former officers and directors of the Registrant also have been named as defendants in a derivative lawsuit in which the plaintiffs have alleged that certain current or former officers and directors of the Registrant caused it to grant stock options at less than fair market value, contrary to its public statements (including its financial statements), and that, as a result, those officers and directors are liable to the Registrant. These current or former officers and directors either have asserted or are likely to assert a claim for indemnification in connection with this litigation. Other than the securities class action litigation and the stock option derivative litigation, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.
          The Registrant has obtained liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed
            Inapplicable.
Item 8. Exhibits
            See Exhibit Index.
Item 9. Undertakings
            The undersigned registrant hereby undertakes:
            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 19, 2008.

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman, Senior Vice
President, Finance and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
     The officers and directors of Finisar Corporation whose signatures appear below, hereby constitute and appoint Eitan Gertel and Stephen K. Workman, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eitan Gertel	Chief Executive Officer	September 19, 2008
Eitan Gertel	(Principal Executive Officer)

/s/ Stephen K. Workman	Senior Vice President, Finance	September 19, 2008
Stephen K. Workman	and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jerry S. Rawls	Chairman of the Board	September 19, 2008
Jerry S. Rawls

Director
Christopher Crespi

Director
Roger C. Ferguson

/s/ David C. Fries	Director	September 19, 2008
David C. Fries

/s/ Morgan Jones	Director	September 19, 2008
Morgan Jones

Signature	Title	Date

/s/ Larry D. Mitchell	Director	September 19, 2008
Larry D. Mitchell

/s/ Robert N. Stephens	Director	September 19, 2008
Robert N. Stephens

/s/ Dominique Trempont	Director	September 19, 2008
Dominique Trempont

EXHIBIT INDEX
4.1	Amended and Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.11 to Registrant’s Annual Report on Form 10-K filed July 29, 2005

4.2	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed December 4, 2007

4.3	Form of Rights Agreement between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series RP Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) are incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed September 27, 2002

5	Legal Opinion of DLA Piper LLP (US)

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Optium Corporation 2000 Stock Incentive Plan

99.2	Optium Corporation 2006 Stock Option and Incentive Plan and Israeli Addendum to 2006 Stock Option and Incentive Plan

99.3	Form of Amended and Restated Warrant to Purchase Common Stock